Investment Advisory Agreement

Appendix A

This Agreement applies to the following Portfolios of HC Capital Trust:

1.	The Institutional Value Equity Portfolio

2.	The Institutional Growth Equity Portfolio

3.	The Institutional Small Capitalization - Mid Capitalization Equity Portfolio*

4.	The Real Estate Securities Portfolio

5.	The Institutional International Equity Portfolio

6.	The Emerging Markets Portfolio

7.	The Commodity Related Securities Portfolio

8.	The Intermediate Term Municipal Bond II Portfolio

9.	The U.S. Government Fixed Income Securities Portfolio

10.	The U.S. Corporate Fixed Income Securities Portfolio

11.	The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio

Amended December 10, 2009 – Add The Commodity Related Securities Portfolio & The Intermediate Term Municipal Bond II Portfolio.

Amended June 8, 2010 – Add The U.S. Government Fixed Income Securities Portfolio, The U.S. Corporate Fixed Income Securities Portfolio & The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio.

*	Amended December 9, 2013 – Add The Inflation Protected Securities Portfolio and to reflect the name change of The Institutional Small Capitalization Equity Portfolio to The Institutional Small Capitalization - Mid Capitalization Equity Portfolio (the name change was effective November 6, 2013).